SUBSIDIARIES OF THE REGISTRANT



                                                            Jurisdiction
                                                                   of
Name                                                        Incorporation


MXL Industries, Inc.                                          Delaware

J. L. Distributors, Inc Delaware                              Delaware

Five Star Products, Inc.                                      Delaware